THE AGREEMENT


On this 4 - th day of September 1996, in Warsaw, between

TVN Sp. z o.o. with its seat in Warsaw, hereinafter referred to as "TVN", represented by Jan Wejchert, acting on the basis of the power-of-attorney from September 2, 1996,

and

Przedsiebiorstwo Realizacji i Koordynacji Budownictwa "REALBUD" Sp. z o.o. with its seat in Cracow, hereinafter referred to as "REALBUD", represented by the President of the management board Ryszard Sciborowski, the following agreement was executed:

Whereas the parties hereto executed an agreement (hereinafter referred to as the "Agreement") concerning commencement of capital cooperation in respect to Telewizja Wisla Sp. z o.o. (hereinafter referred to as "Wisla") on September 4, 1996;

Whereas the parties hereto desire to specify some of the conditions of capital cooperation described in the Agreement;

Now therefore the parties hereto agree as follows:

                                    Article 1

1.    A part of the advance payment in the amount constituting PLN equivalent of
      2.958.000 (two million nine hundred fifty eight thousand) American dollars, mentioned in art. 6 item 1 letter a) of the Agreement, shall be transferred into the bank account of REALBUD in ING Bank Warsaw (hereinafter referred to as the "Bank") exclusively for the purposes of REALBUD payment for the shares in the share capital of Wisla, purchased by REALBUD in the following number from the entities listed below:

      - 18,487 (eighteen thousand four hundred eighty seven) shares from Korporacja Gospodarcza Efekt S.A.;

      - 9,500 (nine thousand five hundred) shares from Ekokonsorcjum - Efekt Sp. z o.o.;

      - 3,347 (three thousand three hundred forty seven) shares from Wojciech Szczerba.


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2.    The bank account agreement shall expressly include a restriction concerning the Bank's obligation to perform orders regarding the funds on the bank account, by authorizing the payments to the bank accounts of the entities listed in item 1 of the sale price for the shares in the share capital of Wisla, being sold by such entities (including stamp duty). The basis for performance of payments by the Bank shall be presentation of originals of share sale agreements with the entities listed in item 1 by REALBUD, and REALBUD's statement concerning the establishment for the benefit of TVN of a pledge on 31,334 (thirty one thousand three hundred thirty four) shares in the share capital acquired by REALBUD in accordance with submitted sale agreements, with enclosed thereto consent of the supervisory board of Wisla for such pledge establishment.

                                    Article 2

1. TVN is hereby obligated to purchase 3,450 (three thousand four hundred fifty) shares in the share capital of Wisla from REALBUD immediately after obtainment of the supervisory board's consent for such sale by REALBUD and statement of the remaining shareholders concerning waiver of their pre-emption right. REALBUD is obligated to immediately apply for obtainment of the supervisory board's consent and the statement of the remaining shareholders, and to sell the above mentioned shares.

2.    The parties hereto agree that the sale price of the shares mentioned in item 1 shall be the product of the number of shares and PLN unit price paid by REALBUD to the entities mentioned in art. 1 item 1. The price for the purchased shares shall be paid by debiting a part of the advance payment, being PLN equivalent of the amount of 2,958,000 (two million nine hundred fifty eight thousand) American dollars, paid into the bank account of REALBUD at the Bank, in accordance with provisions of art. 6 item 1 letter a) of the Agreement.

3. The shares purchased by TVN in accordance with provisions of this article shall be credited towards the Shares mentioned in art. 2 of the Agreement.

                                    Article 3

1. After fulfillment of conditions mentioned in articles 3, 4 and 5 item 2 of the Agreement and in the period of the time

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      provided therein, REALBUD is obligated to sell to TVN, and TVN is obligated to purchase from REALBUD the remaining part of shares purchased by REALBUD from the entities mentioned in art. 1 item 1. Such shares shall be purchased in addition to the Shares and the Further Shares mentioned in art. 2 and art. 5 of the Agreement.

2.    The parties hereto agree that the sale price of the shares mentioned in item 1 shall be the product of the number of those shares and their PLN unit price paid by REALBUD to the entities mentioned in art. 1 item 1.

3. Taking into consideration the essence of the legal relationship between the parties of this agreement in respect to obligations of REALBUD to sell the Shares and the Further Shares, REALBUD hereby grants Altheimer & Gray Polska Sp. z o.o an irrevocable power-of-attorney to execute sale agreements of the Shares and the Further Shares in the name of REALBUD, subject to fulfillment of conditions mentioned in art. 3 in respect to the Shares, and art. 5 item 2 in respect to the Further Shares.

                                    Article 4

      All amendments to this agreement shall require written form, otherwise they shall be null and void.

                                    Article 5

      This agreement was executed in one copy.



REALBUD Sp. z o.o.                                          TVN Sp. z o.o